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                                                                     Exhibit 3.1


                           CERTIFICATE OF DESIGNATION

                                       of

      Series A Senior Cumulative Participating Convertible Preferred Stock

                                       of

                             MCM Capital Group, Inc.


                           Pursuant to Section 151 of
                           the General Corporation Law
                            of the State of Delaware

         MCM Capital Group, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board, at a special meeting held on February 13, 2002, duly adopted the following resolution creating a series of Preferred Stock, par value $.01 per share, designated as Series A Senior Cumulative Participating Convertible Preferred Stock:

         RESOLVED, that Series A Senior Cumulative Participating Convertible Preferred Stock, par value $.01 per share, of the Corporation be, and hereby is, created and that the designation and amount of, and the rights, powers, preferences, privileges, qualifications, limitations and restrictions of the shares of this series are as follows:

         Section 1. Designation, Number of Shares and Rank.

                  (a) There will be one series of Preferred Stock designated as "Series A Senior Cumulative Participating Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series will be 1,250,000 shares.

                  (b) The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to (i) all series and classes of Preferred Stock of the Corporation hereafter issued, if any, (ii) all series and classes of Common Stock heretofore or hereafter issued, and (iii) all series and classes of all other Equity Securities of the Corporation heretofore or hereafter issued, if any, in each case, subject to Section 2(b).

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         Section 2. Voting Rights.

         In addition to the voting powers provided for by law, the holders of Series A Preferred Stock:

                  (a) are entitled to one vote for each share of Common Stock (as defined below) into which such Series A Preferred Stock may then be converted (as detailed below in Section 5) (or applicable fraction thereof) held on all matters submitted for a vote of the holders of shares of Common Stock, whether pursuant to law or otherwise;

                  (b) on all such matters will vote together as one class with the holders of Common Stock and the holders of all other shares of stock entitled to vote with the holders of Common Stock, provided that so long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of at least 50% of the outstanding shares of Series A Preferred Stock, voting together as a single class, shall be necessary to (w) increase or decrease the par value of the shares of Series A Preferred Stock or (x) amend this Certificate of Designation, or alter or change the powers, preferences, or special rights of the shares of the Series A Preferred Stock, so as to affect them adversely, either directly or indirectly, or (y) authorize or issue any additional class or series of securities that is pari passu with or senior to the Series A Preferred Stock, or (z) approve any merger or consolidation with respect to the Corporation, unless in connection with any such transaction referred to in this clause (z) which is a bona fide transaction with a third party, Adequate Provision (as defined in Section 10 below) is made for the payment of the Liquidation Preference and the Participation Payment (as each is defined in Section 4(a) below) payable to the holders of the Series A Preferred Stock in connection with such transaction to the extent required pursuant to
Section 4 hereof.

         Section 3. Dividends and Distributions.

                  (a) Base Dividends. In preference to the holders of shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets, whether upon liquidation or otherwise (the "Junior Securities"):

                  (i) the holders of shares of Series A Preferred Stock are entitled to receive dividends (the "Preferred Dividends") on the Series A Preferred Stock at the rate per annum equal to 10% of the Liquidation Preference per share of Series A Preferred Stock provided that such rate shall increase to 15% per annum from and after any Preferred Dividend Rate Increase Event (as defined in Section 10 below);


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                  (ii) dividends will accrue on a semiannual basis from and
                  including the date of original issuance of the shares of Series A Preferred Stock until the Conversion Date, whether or not earned or declared, and whether or not there are any profits, surplus or other funds of the Corporation legally available for the payment of dividends;

                  (iii) accrued dividends will be payable in arrears on the 15th day of August and February of each year, commencing August 15, 2002, when and as declared by the Board;

                  (iv) prior to February 15, 2004, the Corporation may, at its option, pay the Preferred Dividends either in cash, or by issuing additional fully paid and non-assessable shares of Series A Preferred Stock (including fractional shares) valued at the Purchase Price (as defined below) per share (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and the like);

                  (v) from and after February 15, 2004, the Preferred Dividends will be paid in cash; and

                  (vi) at no point will any dividend be declared or paid on the Junior Securities unless and until all accrued and unpaid dividends have been paid on the Series A Preferred Stock and until a like dividend has been declared and paid on the Series A Preferred Stock (based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date such dividend is declared)

                  (b) Failure to Pay Dividends. If the Corporation shall fail to pay the Preferred Dividends for either two consecutive, semi-annual periods or any four semi-annual periods, or fails to make any other payment due to the holders of the Series A Preferred Stock, then until such time as such failure is cured, and as long as at least 10% of the shares of Series A Preferred Stock initially issued upon the adoption of this Certificate of Designation remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and the like), the holders of the Series A Preferred Stock (voting as a class) shall have the right to elect two members of the Board, and the remaining members of the Board will be elected by both the holders of the Common Stock and the holders of the Series A Preferred Stock pursuant to the procedure described in Section 2(a).

         Section 4. Liquidation and Exchange Rights.

                  (a) If (i) the Corporation adopts a plan of liquidation or of dissolution, or commences a voluntary case under the Federal bankruptcy laws or any other


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applicable state or Federal bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or (ii) a decree or order for relief in respect of the Corporation is entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order is unstayed and in effect for a period of 90 consecutive days and on account of such event the Corporation liquidates, dissolves or winds up, or upon any other liquidation, dissolution or winding up of the Corporation (any of the events described in the preceding clause (i) or this clause (ii) being referred to herein as a "Liquidation Event"), or (iii) the Corporation consummates a Sale Transaction (as defined below) then, in any such case,

                  (A) the holders of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings and before any distribution or payment, or declaration or setting aside for distribution or payment, in relation to any Junior Securities and to receive,
(1) an amount per share equal to the Purchase Price (adjusted for stock splits, stock dividends, recapitalizations, reclassifications and the like, plus all accrued and unpaid dividends thereon (if any)) (the "Liquidation Preference"), and (2) shares of Common Stock at the Conversion Price (as defined below) and/or such other consideration that such holder would have received had it converted its shares of Series A Preferred Stock at the Conversion Rate into Common Stock immediately prior to the closing of such Liquidation Event or Sale Transaction (the "Participation Payment"); and

                  (B) each outstanding share of Series A Preferred Stock shall cease to be outstanding and shall be converted into the right to receive the Liquidation Preference and the Participation Payment, and each holder of Series A Preferred Stock shall surrender the Series A Preferred Stock so converted, duly endorsed, at the office of the Corporation or of any agent of the Corporation authorized for such purpose and shall be entitled to receive, in respect of such holder's Participation Payment, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled or, in the case of a Liquidation Event or any Sale Transaction in which the outstanding shares of Common Stock are converted into the right to receive cash, securities or other property, such cash, securities or property that such holder would have received had such holder converted its shares of Series A Preferred Stock into Common Stock immediately prior to the consummation of such Liquidation Event or Sale Transaction and shall also be entitled to receive cash in the amount of the Liquidation


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Preference, except as otherwise provided in Section 4(b) below. Such conversion shall be deemed to have been made automatically, without any further action on the part of the Corporation or holder of Series A Preferred Stock, immediately prior to the consummation of such Liquidation Event or Sale Transaction and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Series A Preferred Stock are either delivered to the Corporation or to its agent or the Corporation or its agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Series A Preferred Stock executes an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax imposed in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock being so converted.

                  (b) The Liquidation Preference shall be paid (i) in the case of a Liquidation Event, in cash on the date fixed for such Liquidation Event and
(ii) in the case of a Sale Transaction, in cash on the closing date of such Sale Transaction; provided that if the Sale Transaction is being structured by the Board as a tax-free reorganization and restriction or elimination of the right to receive cash is necessary to preserve the tax-free nature of the reorganization, then the Board may, at its discretion, restrict or eliminate such right, in which event the Liquidation Preference will be paid in cash to the extent permitted by the Board and otherwise in shares of Common Stock or the consideration, if any, received by the holders of Common Stock in such Sale Transaction, with the shares of Common Stock or such other consideration being valued for purposes of determining the number of shares of Common Stock or such other consideration at the Fair Market Value (as defined below) thereof on the closing date of such Sale Transaction.

         Section 5. Conversion.

         Each share of Series A Preferred Stock is convertible as follows:

                  (a) Conversion Rate. Each share of Series A Preferred Stock is convertible into the number of fully paid and non-assessable shares of Common Stock determined by dividing the Purchase Price by the Conversion Price as in effect at the time of conversion (the "Conversion Rate"), without the payment of any additional consideration by the holder and at the option of the holder, at any time and from time to


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time, at the office of the Corporation or any transfer agent for the Series A
Preferred Stock.

                  (b) Stock Dividends, Subdivision or Combination of Common Stock. If the Corporation shall (i) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have been entitled to receive immediately following such action had the holder's Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                  (c) Additional Common Stock, Options, Rights, Warrants and Convertible Securities. If the Corporation issues any (i) options, rights or warrants entitling the holder to subscribe for or purchase shares of Common Stock, (ii) Convertible Securities or (iii) shares of Common Stock, in any case at a price per share (giving effect to the deemed exercise of any such option, right or warrant and the deemed conversion or exchange of such Convertible Securities on the issuance date and taking account of the aggregate consideration therefor) less than the Conversion Price (as defined below) immediately prior to the issuance thereof, but excluding any Excluded Issuance (as defined below):

                  (i) the Conversion Price will be reduced, in order to increase the number of shares of Common Stock into which the Series A Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price (in effect immediately prior to such issuance) by a fraction
                  (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate consideration received (including consideration deemed received pursuant to the parenthetical language included in the first sentence of this Section 5(c)) by the Corporation for the total number of additional shares of Common Stock so issued (or for the issuance and deemed exercise of such options, rights or warrants, if any, or for the issuance and deemed conversion or exchange of such Convertible Securities, if any) would purchase at the Conversion Price immediately prior to such issuance, and (y) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of such additional shares of


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                  Common Stock so issued (or issuable upon the exercise of such options, rights or warrants, if any, or upon the conversion or exchange of such Convertible Securities, if any);

                  (ii) the adjustment in the Conversion Price will become effective immediately upon the issuance of such options, rights, warrants, Convertible Securities or shares of Common Stock;

                  (iii) options, rights or warrants issued by the Corporation to all holders of Common Stock entitling their holders to subscribe for or purchase Equity Securities, which options, rights or warrants (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable until the occurrence of a specified event or events (each a "Trigger Event"), and (z) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of the Series A Preferred Stock, will for purposes of this Section 5(c) not be deemed issued until the occurrence of the earliest Trigger Event; and

                  (iv) if following any such adjustment in respect of options, warrants or rights or issuance of Convertible Securities, such options, warrants or rights expire unexercised or such Convertible Securities are retired in accordance with their terms without being so converted or exchanged, then the Conversion Price shall be further adjusted as appropriate to reflect the fact that the dilution did not in fact occur.

                  (d) Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (except pursuant to any Sale Transaction), each holder of Series A Preferred Stock will have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, that would have been received by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Section 5.

                  (e) Further Adjustment. If any event occurs as to which Sections 5(a) through Section 5(d) are not strictly applicable or, if strictly applicable, would not fairly and adequately protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then such adjustments will be made in the application of such provisions, in accordance with such essential intent and principles, as may be reasonably necessary to protect such conversion rights. In particular but in no way limiting the foregoing, if the Corporation effects a


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subdivision or combination of its outstanding Common Stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of the Corporation or any other person, the then Conversion Rate of the Series A Preferred Stock will be subject to proportional adjustment to prevent dilution.

                  (f) When Adjustment Not Required. If the Corporation takes a record of the holders of its Common Stock for purposes of taking any action that requires an adjustment of the Conversion Price under this Section 5, and, thereafter and before the effective date of such action, legally abandons its plan to take such action, no adjustment will be required by reason of the taking of such record, and any adjustment previously made in respect of such action will be rescinded and annulled.

                  (g) Fractional Shares. Fractional shares of Common Stock otherwise issuable upon conversion of shares of Series A Preferred Stock held by a single holder will be aggregated into whole shares and issued to such holder. Otherwise, no fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation will pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the Conversion Date.

                  (h) Certificate of Adjustment.

                  (i) Upon the occurrence of each adjustment or readjustment of the Conversion Price under this Section 5, the Corporation will promptly compute such adjustment or readjustment in accordance with the provisions of this Section 5 and prepare and mail a certificate executed by the chief executive officer or chief financial officer of the Corporation setting forth the adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment was based to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books, by first class mail, postage prepaid.

                  (ii) The Corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (1) the applicable Conversion Price at the time in effect, and showing how it was calculated, and (2) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.


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                  (i) Notices of Record Date. In the event:

                  (i) that the Corporation takes a record of the holders of any class of securities for the purpose of determining their holders who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                  (ii) of any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the
                  Corporation:

the Corporation will mail to each holder of Series A Preferred Stock a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, at least 30 days prior to the record date or other date specified in the notice.

                  (j) Common Stock Reserved. The Corporation will, at all times, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as may be sufficient to effect conversion of the Series A Preferred Stock from time to time, and if at any time the number of authorized but unissued shares of Common Stock is insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as may be sufficient for such purpose.

                  (k) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, but excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.


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         Section 6. Optional Redemption.

                  (a) The Corporation may, at its sole option, elect to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock on any date from and after the occurrence of a Preferred Dividend Rate Increase Event (the "Redemption Date"), provided that such election is made based on the recommendation of a majority of the Independent Directors then serving on the Board, upon payment of the Liquidation Preference and the Participation Payment as of the applicable Redemption Date; provided, further, that any such optional redemption, regardless of when it shall occur, shall be subject to the prior satisfaction of the conditions set forth in Sections 6(b) and 6(c).

                  (b) In the case of a redemption pursuant to Section 6(a) above, the Corporation shall give written notice to each holder of Series A Preferred Stock at least 60 days and no more than 90 days prior to the scheduled Redemption Date, stating that it will redeem Series A Preferred Stock as provided herein, such notice to specify the Redemption Date, the Liquidation Preference and Participation Payment to be paid by the Company on the Redemption Date, and that the Corporation will redeem Series A Preferred Stock as provided herein on such date; provided that it shall be a condition of the Company's giving such notice that it then have sufficient cash and securities legally available to effect such redemption with respect to each then outstanding share of Series A Preferred Stock.

                  (c) On or after the Redemption Date, unless postponed or waived as provided below, and subject to payment by the Corporation of the redemption payment specified in this Section 6, each holder of Series A Preferred Stock shall surrender to the Corporation or its agent a certificate or certificates representing the shares of the Series A Preferred Stock held by such holder or the Corporation or its agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Series A Preferred Stock executes an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such certificates; provided, however, the failure of a holder of Series A Preferred Stock to so surrender such certificate or certificates shall not affect the effectiveness of the optional redemption provided for in this Section 6.

         Section 7. Notices.

         Any notice required or permitted by Section 5 or 6 or any other provision of this Certificate of Designation to be given to a holder of Series A Preferred Stock or to the Corporation must be in writing and will be deemed given upon the earlier of actual receipt or three days after the notice was deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Corporation,


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(ii) to the Corporation at 5775 Roscoe Court, San Diego, CA 92123, Attention:
Corporate Secretary, or (iii) to the Corporation or any holder, at any other address specified in a written notice given to the other for the giving of notice.

         Section 8. No Dilution or Impairment.

         The Corporation will not amend its certificate of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under by the Corporation under this Certificate of Designation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation:

                  (i) will not permit the par value of any shares of stock at the time receivable upon the conversion of the Series A Preferred Stock to exceed the applicable Conversion Price then in effect;

                  (ii) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series A Preferred Stock; and

                  (iii) will not take any action which results in any adjustment of the applicable Conversion Price if after such action the total number of shares of Common Stock issuable upon the conversion of all of the Series A Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Corporation's Restated Certificate of Incorporation and available for the purpose of issue upon such conversion.

         Section 9. No Reissuance of Series A Preferred Stock.

         No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion, redemption or otherwise will be sold or reissued, and, upon such event, all such shares will resume the status of authorized but unissued shares of Series A Preferred Stock.

         Section 10. Definitions and Interpretation.

                  (a) Definitions. In this Certificate of Designation, the following terms have the meanings specified below:


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         "Adequate Provision" means (i) the adoption by the Board of a plan of merger or consolidation that provides by its express terms for the receipt by the holders of Series A Preferred Stock of both their Liquidation Preference and Participation Payment upon consummation of such merger or consolidation, and which plan shall not have been amended so as to alter the right of the holders of Series A Preferred Stock to receive the same, whether before or after the approval of such plan by the stockholders of the Corporation, and (ii) the determination, in good faith, of the Board that upon consummation of such transaction, the Corporation will have sufficient cash, securities and other property, as applicable, to permit the payment of the Liquidation Preference and the Participation Payment with respect to each outstanding share of Series A Preferred Stock.

         "Board" has the meaning specified in the preamble.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

         "Certificate of Incorporation" has the meaning specified in the preamble.

         "Change in Control Transaction" means any (i) merger, consolidation, reorganization, (ii) sale of stock representing at least 50% of the outstanding stock (other than a Qualified Public Offering), (iii) tender offer or (iv) other business combination in which, in the case of clause (i), (ii), (iii) or (iv), the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity.

         "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

         "Conversion Date" means the date upon which a share of Series A Preferred Stock is converted (or deemed to be converted) into shares of Common Stock or other property.

         "Conversion Price" means, initially, $0.50, as adjusted from time to time in accordance with Section 5 and 8.

         "Conversion Rate" has the meaning specified in Section 5(a).

         "Convertible Securities" shall mean any evidences of indebtedness, shares (other than shares of Common Stock and shares of Series A Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for additional shares of Common Stock.

         "Corporation" has the meaning specified in the preamble.

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         "DGCL" has the meaning specified in the preamble.

         "Equity Security" means any stock or similar security of the Corporation or any security (including indebtedness for borrowed money) convertible or exchangeable, with or without consideration, into or for any such stock or similar security, or any security (including indebtedness for borrowed money) carrying any warrant or right to subscribe to or purchase any such stock or similar security, or any such warrant or right.

         "Excluded Issuance" means issuances (i) to directors, officers, employees or consultants of the Corporation pursuant to stock option plans existing on February 15, 2002 or approved by the Board or the stockholders of the Corporation pursuant to Section 2 hereof, (ii) in connection with bona fide arm's length mergers or acquisitions by the Corporation that are approved by the Board, (iii) to commercial banks, lessors and licensors in non-equity financing transactions (provided that the foregoing will not include any issuances to private equity or venture capital firms or any private equity division of any investment bank or commercial bank) not exceeding more than 2% in the aggregate of the outstanding shares on a fully diluted basis in transactions approved by the Board, (iv) to the public in an underwritten public offering pursuant to an effective registration statement filed under the U.S. Securities Act of 1933,
(v) upon exercise, exchange or conversion of options, warrants and other convertible securities outstanding as of February 15, 2002 in accordance with their terms as in effect on such date, and (vi) in connection with any dividend or distribution on the Series A Preferred Stock or the conversion of the Series A Preferred Stock.

         "Fair Market Value " means, as of any date, and in relation to any securities or assets:

                  (i) if the securities are listed on a national securities exchange, the volume weighted average of the closing prices as reported for composite transactions during the 20 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day, in each case, eliminating, for purposes of such calculation, the trading day during such period with the highest bid price and the trading day during such period with the lowest asked price as of the close of business;

                  (ii) if the securities are traded on NASDAQ, the volume weighted average of the closing prices as reported on NASDAQ during the 20 consecutive trading days preceding the trading day immediately prior to such date, in each case, eliminating, for purposes of such calculation, the trading day during such period with the highest bid price and the trading day during such period with the lowest asked price as of the close of business, or, if no sale occurred on a trading


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
         day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on NASDAQ;

                  (iii) if the securities are not traded on a national securities exchange or NASDAQ but are otherwise traded over-the-counter, the volume weighted average of the mean between the highest bid and lowest asked prices as of the close of business during the 20 consecutive trading days preceding the trading day immediately prior to such date, in each case, eliminating, for purposes of such calculation, the trading day during such period with the highest bid price and the trading day during such period with the lowest asked price as of the close of business as quoted on the National Association of Securities Dealers Automated Quotation system or an equivalent generally accepted reporting service; or

                  (iv) if there is no active market for the assets or securities, the fair market value of the assets or securities as determined in good faith by the Board.

         "Independent Director" means any member of the Board who has not been, is not then, and is not anticipated to be affiliated in any manner, whether as an employee, officer, director, stockholder, owner, consultant, agent, counsel or otherwise (a "representative") to, of or with any holder of the Convertible Preferred Stock or Affiliate (as defined in the Securities Exchange Act of 1934, as amended) of any holder (other than the Company or any of its subsidiaries).

         "Junior Securities" has the meaning specified in Section 3(a).

         "Liquidation Event" has the meaning specified in Section 4(a).

         "Liquidation Preference" has the meaning specified in Section 4(a).

         "NASDAQ" means the NASDAQ National Market.

         "Participation Payment" has the meaning specified in Section 4(a).

         "Preferred Dividends" has the meaning specified in Section 3(a)(ii).

         "Preferred Dividend Rate Increase Event" means any (i) Qualified Public Offering, (ii) Change in Control Transaction or (iii) sale of all or substantially all the assets of the Corporation.

         "Purchase Price" means the amount per share, equal to $5.00, representing the initial purchase price per share paid for the Series A Preferred Stock; provided that if, immediately prior to any Conversion Date, Redemption Date, Liquidation Event or Sale Transaction, there are any Preferred Dividends accrued and unpaid on any share of Series A Preferred Stock, whether or not such Preferred Dividends have been declared, the

Purchase Price of such Series A Preferred Stock, for purposes of determining the Conversion Rate pursuant to Section 5(a), shall be deemed increased by the amount of all accrued and unpaid Preferred Dividends on such Series A Preferred Stock.

         "Qualified Public Offering" means an underwritten public offering by the Corporation of Common Stock at a price of not less than $5.00 per share yielding aggregate gross proceeds to the Corporation of not less than $15 million.

         "Redemption Date" has the meaning specified in Section 6(a).

         "Sale Transaction" means a (i) sale of all or substantially all of the assets of the Corporation in contemplation of a liquidating distribution to the stockholders of the Corporation or (ii) any sale of all or substantially all of the outstanding stock of the Corporation (including, without limitation, any such sale effected directly or indirectly by any merger, consolidation, reorganization or otherwise in a bona fide transaction with a third party) in which all of such sold stock of the Corporation is liquidated, redeemed or converted into or sold or exchanged for the right to receive securities of another Person, cash or other property.

         "Series A Preferred Stock" has the meaning specified in Section 1.

         "Trigger Event" has the meaning specified in Section 5(c)(iii).

                  (b) Interpretation. In this Certificate of Designation, the following rules of interpretation apply:

                  (i) the section and other headings contained in this Certificate of Designation are for reference purposes only and do not affect the meaning or interpretation of this Certificate of Designation;

                  (ii) references to any law, regulation or statutory provision include references to such law or regulation or provision as modified, codified, re-enacted or replaced;

                  (iii) words importing the singular include the plural and vice versa;

                  (iv) words importing one gender include the other genders;

                  (v) references to the word "including" do not imply any limitation; and

                  (vi) references to months are to calendar months.

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                                       15

         IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 21 day of February, 2002.

                                         MCM CAPITAL GROUP, INC.



                                         By: /s/ Carl C. Gregory, III
                                            ___________________________________
                                              Name: Carl C. Gregory, III
                                              Title: President and CEO



ATTEST:

By: /s/ Robin R. Pruitt
   _______________________________
     Name: Robin R. Pruitt
     Title: Secretary


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